Exhibit 99.1

Digimarc Reports Fourth Quarter and Full Year 2015 Financial Results

Beaverton, Ore. — February 24, 2016 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Operational Highlights

•	Partnered with GS1 US to accelerate industry adoption of the Digimarc® Barcode. The parent organization, GS1, maintains global standards for barcodes, which are adopted by more than two million member companies to scan over five billion barcodes globally each day.

•	Added global brand deployment provider, Schawk, as a new channel partner, to facilitate adoption of Digimarc Barcode by retailers and consumer brands.

•	Launched Digimarc Discover® mobile software development kit, featuring unparalleled ease of use, reliability and speed for scanning traditional barcodes and Digimarc Barcodes, using smartphones.

•	Launched Digimarc Discover in Rockfish’s mobile app that provides Walmart suppliers instant access to in store inventory information.

•	Announced a joint venture with Nielsen to assist their clients in expanding the utility of Nielsen Watermarks in radio and television to new applications.

•	Announced an agreement with Scanbuy to integrate Digimarc Discover into their ScanLife mobile app.

Fourth Quarter 2015 Financial Results

Revenue for the fourth quarter of 2015 totaled $5.0 million compared to $5.9 million in the same quarter a year-ago. Most of the difference was due to lower licensing revenues and timing differences in when services were performed.

Operating expenses for the fourth quarter of 2015 increased 6% to $8.3 million from $7.9 million in the same quarter a year-ago. The increase was due to higher investment in sales and marketing related to market development and delivery for Digimarc Discover and Digimarc Barcode, partially offset by lower spending in other areas of the business.

Operating loss for the fourth quarter of 2015 totaled $5.3 million compared to an operating loss of $4.2 million in the same quarter a year-ago. The higher operating loss was primarily due to lower revenue.

Net loss for the fourth quarter of 2015 totaled $5.3 million or $(0.62) per diluted share, compared to a net loss of $9.2 million or $(1.23) per diluted share in the fourth quarter of 2014. The lower net loss was largely due to a $6.8 million non-cash income tax charge in the fourth quarter of last year to record a full valuation allowance against deferred tax assets.

Cash, cash equivalents and marketable securities totaled $39.2 million at December 31, 2015, compared to $43.0 million at September 30, 2015.

Full Year 2015 Financial Results

Revenue for 2015 was $22.2 million compared to $25.7 million in 2014. Revenues for the year were down $3.5 million, reflecting a $4.4 million decline in license revenue due largely to completion of payments from certain licensees. The decrease in license revenue was partially offset by growth in service and subscription revenue.

Operating expenses for 2015 decreased 4% to $31.2 million from $32.5 million in 2014. The decrease was due to lower spending in research, development and engineering, general and administrative and intellectual property, partially offset by higher investment in sales and marketing related to market development and delivery for Digimarc Discover and Digimarc Barcode.

Operating loss for 2015 totaled $18.0 million compared to an operating loss of $15.2 million in 2014. The higher operating loss was primarily due to lower license revenue.

Net loss for 2015 totaled $17.9 million or $(2.19) per diluted share compared to a net loss of $15.8 million or $(2.22) per diluted share in 2014.

Conference Call

Digimarc will hold a conference call later today (Wednesday, February 24, 2016) to discuss these results, as well as provide an update on market conditions and execution of strategy. Chairman and CEO Bruce Davis and CFO Charles Beck will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The conference call will be broadcast live and available for replay via the investor section of the company’s website here.

For those who wish to listen to the call via telephone, please dial the number below at least five minutes prior to the scheduled start time:

Toll-Free Number: 866-562-9934

International Number: 706-634-1493

Conference ID: 27179684

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corp. (NASDAQ: DMRC), based in Beaverton, Oregon, is inventor of the Digimarc Discover® platform featuring the imperceptible Digimarc Barcode for automatically identifying and interacting with virtually any media. The platform enables industrial scanners, smartphones, tablets and other computer interfaces to reliably, efficiently and economically identify traditional barcoded items, along with many other media objects. Digimarc Barcodes are imperceptible to people and do all that visible barcodes do, but perform better. They can be applied to virtually all forms of media. These remarkable capabilities have allowed Digimarc and its business partners to supply a wide range of patented consumer engagement, media management and security solutions across multiple consumer and government industry sectors. Digimarc owns an extensive intellectual property portfolio, with patents in digital watermarking, content identification and management, media object discovery, and intuitive computing more generally. For more information and the latest news, please visit www.digimarc.com and follow on Twitter at @Digimarc.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding growth in service and subscription revenue, lower license revenue, lower spending in research, development and engineering, general and administrative, and intellectual property, and higher investment in sales and marketing, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company’s Form 10-K for the year ended December 31, 2014 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Company Contacts:

Charles Beck

Chief Financial Officer

503-469-4721

Charles.Beck@digimarc.com

Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

DMRC@liolios.com

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Revenue:
Service	$2,709	$2,868	$12,517	$11,727
Subscription	1,430	1,843	6,377	6,203
License	877	1,152	3,295	7,728

Total revenue	5,016	5,863	22,189	25,658
Cost of revenue:
Service	1,209	1,270	5,488	5,077
Subscription	685	860	3,113	3,020
License	90	83	346	334

Total cost of revenue	1,984	2,213	8,947	8,431
Gross profit:
Service	1,500	1,598	7,029	6,650
Subscription	745	983	3,264	3,183
License	787	1,069	2,949	7,394

Total gross profit	3,032	3,650	13,242	17,227
Gross margin:
Service	55%	56%	56%	57%
Subscription	52%	53%	51%	51%
License	90%	93%	89%	96%
Percentage of gross profit to total revenue	60%	62%	60%	67%
Operating expenses:
Sales and marketing	2,778	2,044	9,275	7,974
Research, development and engineering	3,120	3,262	12,465	13,711
General and administrative	1,921	2,042	7,954	8,972
Intellectual property	500	506	1,525	1,793

Total operating expenses	8,319	7,854	31,219	32,450
Operating loss	(5,287)	(4,204)	(17,977)	(15,223)
Other income, net	25	4	109	55

Loss before income taxes	(5,262)	(4,200)	(17,868)	(15,168)
Provision for income taxes	(41)	(4,969)	(66)	(652)

Net loss	$(5,303)	$(9,169)	$(17,934)	$(15,820)

Earnings (loss) per common share:
Loss per common share - basic	$(0.62)	$(1.23)	$(2.19)	$(2.22)
Loss per common share - diluted	$(0.62)	$(1.23)	$(2.19)	$(2.22)
Weighted average common shares outstanding - basic	8,485	7,453	8,198	7,187
Weighted average common shares outstanding - diluted	8,485	7,453	8,198	7,187
Cash dividends declared per common share:	$—	$—	$—	$0.22

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents (1)	$3,160	$6,122
Marketable securities (1)	33,027	32,201
Trade accounts receivable, net	4,616	4,545
Other current assets	1,487	2,611

Total current assets	42,290	45,479
Marketable securities (1)	2,999	749
Property and equipment, net	3,010	2,976
Intangibles, net	6,613	6,720
Goodwill	1,114	1,114
Other assets	338	378

Total assets	$56,364	$57,416

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,657	$1,379
Deferred revenue	3,023	3,660

Total current liabilities	4,680	5,039
Deferred rent and other long-term liabilities	226	203

Total liabilities	4,906	5,242
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	9	8
Additional paid-in capital	77,439	60,222
Accumulated deficit	(26,040)	(8,106)

Total shareholders’ equity	51,458	52,174

Total liabilities and shareholders’ equity	$56,364	$57,416

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $39,186 and $39,072 at December 31, 2015 and December 31, 2014, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Twelve-Month Information
	December 31,	December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(17,934)	$(15,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization and write-off of property and equipment	1,237	974
Amortization and write-off of intangibles	1,196	1,340
Change in allowance for doubtful accounts	(7)	(23)
Stock-based compensation	5,077	5,403
Deferred income taxes	—	2,085
Changes in operating assets and liabilities:
Trade accounts receivable, net	(64)	1,316
Other current assets	1,124	(1,028)
Other assets	40	192
Accounts payable and other accrued liabilities	125	(635)
Deferred revenue	(534)	(537)

Net cash used in operating activities	(9,740)	(6,733)
Cash flows from investing activities:
Purchase of property and equipment	(1,218)	(1,399)
Capitalized patent costs and purchased intellectual property	(895)	(1,190)
Sale or maturity of marketable securities	110,029	78,174
Purchase of marketable securities	(113,105)	(79,971)

Net cash used in investing activities	(5,189)	(4,386)
Cash flows from financing activities:
Issuance of common stock, net of issuance costs	12,896	15,989
Exercise of stock options	1,514	1,487
Purchase of common stock	(2,443)	(2,392)
Cash dividends paid	—	(1,654)

Net cash provided by financing activities	11,967	13,430

Net increase (decrease) in cash and cash equivalents (2)	$(2,962)	$2,311

Cash, cash equivalents and marketable securities at beginning of period	39,072	34,964
Cash, cash equivalents and marketable securities at end of period	39,186	39,072

(2) Net increase in cash, cash equivalents and marketable securities	$114	$4,108

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